EXHIBIT 99.1

Company Contact Delaney Gembis Aware, Inc. 781-687-0300 marketing@aware.com	Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gateway-grp.com

Aware Reports First Quarter 2025 Financial Results

BURLINGTON, MASS. – April 30, 2025 – Aware, Inc. (NASDAQ: AWRE), a leading global authentication company, today reported financial results for the first quarter ended March 31, 2025.

Management Commentary

“In the first quarter of 2025, we made important strides to rebuild Aware’s foundation for long term growth,” said Chief Executive Officer Ajay Amlani. “While our financial results reflect the transitional phase we are navigating, we remain confident in our initiatives underway—strengthening leadership, sharpening our go-to-market approach, and building a science-forward, customer-obsessed strategy."

“Our roadmap to accelerate progress is clear: scaling our presence in the U.S. commercial market, expanding our footprint in the U.S. government sector, enhancing our biometric technology platform, and strategically integrating complementary solutions. We are already engaged in meaningful conversations with a growing roster of Fortune 500 companies and industry leaders.

“Internally, we’re cultivating a transparent culture focused on solving challenges collaboratively and decisively. We recently welcomed Brian Krause as Chief Revenue Officer to accelerate commercial execution and scale our go-to-market efforts. Our team is focused on high-impact opportunities with long-term potential. Backed by a growing pipeline, strong balance sheet, and committed talent, we’re confident that we will regain trust, drive real growth and deliver durable results.

Gary Evee, the Chairman on the Board Director added, “The board recognized the need for a major shift. Bringing Ajay and Brian onto the leadership team was a deliberate move to fix what has been missing, a disciplined commercialization strategy, a strong sales process and clear operational rigor. We wanted leadership that could execute on a clear plan and not operate on hope. We are committed to transparency, disciplined execution, and transitioning Aware into a company that can convert its deep technological expertise into sustained shareholder value.”

First Quarter 2025 Operational and Financial Highlights

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Strengthened executive team with appointment of Brian Krause as Chief Revenue Officer, bringing over a decade of proven go-to-market leadership in biometric and digital identity technologies.
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Appointed cybersecurity and global business expert Gary Evee as chairman of the board, positioning Aware to capitalize on strategic growth opportunities.
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Total revenue was $3.6 million, compared to $4.4 million in the first quarter of 2024.
•
Recurring revenue was $2.7 million, compared to $3.1 million in the first quarter of 2024.
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Operating expenses were $5.5 million, compared to $5.7 million in the first quarter of 2024.

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Net loss was $1.6 million, compared to $1.0 million in the first quarter of 2024.
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Adjusted EBITDA loss was $1.5 million, compared to $1.0 million in the first quarter of 2024.

First Quarter 2025 Financial Results

Revenue for the first quarter of 2025 was $3.6 million, compared to $4.8 million in the fourth quarter of 2024 and $4.4 million in the same year-ago period. The sequential and year-over-year declines in revenue were largely due to lower software licenses revenue.

Net loss for the first quarter of 2025 totaled $1.6 million, or $(0.08) per diluted share, which compares to net loss of $1.2 million, or $(0.06) per diluted share, in the fourth quarter of 2024 and a net loss of 1.0 million, or $(0.05) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the first quarter of 2025 totaled $1.5 million, compared to an adjusted EBITDA loss of $0.8 million in the fourth quarter of 2024 and an adjusted EBITDA loss of $1.0 million in the same year-ago period. The sequential and year-over-year declines in Adjusted EBITDA were primarily due to lower total revenue.

Cash, cash equivalents, and marketable securities totaled $24.8 million as of March 31, 2025, compared to $27.8 million as of December 31, 2024.

Webcast

Aware management will host a webcast today, April 30, 2025, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Wednesday, April 30, 2025

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware
Aware is a global biometric platform company that uses data science and machine learning to tackle everyday business and identity challenges through biometrics. For over 30 years, we’ve been a trusted name in the field. Aware’s offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Our algorithms are based on diverse operational data sets from around the world, and we prioritize making biometric technology in an ethical and responsible manner. Aware is a publicly held company (NASDAQ: AWRE) based in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) the changes we are implementing in our business to drive growth in our business may not be successful on the timeline we expect, or at all; ii)our operating results may fluctuate significantly and are difficult to predict; iii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iv) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; v) we derive a significant portion of our revenue from third party channel partners; vi) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vii) we face intense competition from other biometrics solution providers; viii) our business is subject to rapid technological change; ix) our software products may have errors, defects or bugs which could harm our business; x) our business may be adversely affected by our use of open source software; xi) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xii) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xiii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiv) our intellectual property is subject to limited protection; xv) we may be sued by third parties for alleged infringement of their proprietary rights; xvi) we must attract and retain key personnel; xvii) our business may be affected by government regulations, government cost cutting initiatives and adverse economic conditions; and xviii) we may make acquisitions that could adversely affect our results, and xix) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2024 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue:
Software licenses	$1,316	$2,147
Software maintenance	2,153	2,160
Services and other	139	114
Total revenue	3,608	4,421

Costs and expenses:
Cost of revenue	245	276
Research and development	1,922	2,182
Selling and marketing	1,663	1,891
General and administrative	1,630	1,334
Total costs and expenses	5,460	5,683
Operating loss	(1,852)	(1,262)
Interest income	261	280
Loss before provision for income taxes	(1,591)	(982)
Provision for income taxes	7	—
Net loss	$(1,598)	$(982)
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on available-for-sale securities	44	(56)
Comprehensive loss	$(1,554)	$(1,038)
Net loss per share – basic	$(0.08)	$(0.05)
Net loss per share – diluted	$(0.08)	$(0.05)
Weighted-average shares – basic	21,267	21,085
Weighted-average shares – diluted	21,267	21,085

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$8,454	$12,972
Marketable securities	16,379	14,842
Accounts and unbilled receivables, net	3,983	4,002
Property and equipment, net	481	477
Goodwill and intangible assets, net	4,993	5,096
Right of use assets	3,885	3,964
All other assets, net	1,720	1,291

Total assets	$39,895	$42,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,712	$2,341
Deferred revenue	4,535	5,163
Operating lease liability	4,179	4,244
Total stockholders’ equity	29,469	30,896

Total liabilities and stockholders’ equity	$39,895	$42,644

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on a term arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net income (loss), the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three months ended March 31, 2025 and 2024 and (ii) our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three months ended March 31, 2025 and 2024.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended
	March 31,	March 31,
	2025	2024
Net loss	$(1,598)	$(982)
Depreciation and Amortization	144	140
Stock based compensation	181	162
Interest income	(261)	(280)
Provision for income taxes	7	—
Adjusted EBITDA loss	$(1,527)	$(960)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended
	March 31,	March 31,
	2025	2024
Recurring revenue:
Software subscriptions	$531	$985
Software maintenance	2,153	2,160
Total recurring revenue	2,684	3,145

Non-recurring revenue:
Software licenses	785	1,162
Services and other	139	114
Total non-recurring revenue	924	1,276
Total revenue	$3,608	$4,421

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Aware is a registered trademark of Aware, Inc.